Exhibit 10.1

Execution Copy

March 31, 2009

Thomas Joyce

545 Washington Boulevard

Jersey City, NJ 07310

Dear Tom:

This Letter Agreement sets forth the terms and conditions of your continued employment with Knight Capital Group, Inc. (the “Company”), and amends and restates the Letter Agreement we entered into on December 24, 2008. Capitalized terms not otherwise defined shall have the meanings set forth in paragraph 7(d) below.

1.	Term. Except as expressly set forth herein, this Letter Agreement will govern the terms and conditions of your employment, and any termination thereof, from December 31, 2008 (the “Effective Date”) until December 31, 2012 (the “Term”). Notwithstanding the foregoing, should a Change in Control occur on or after January 1, 2011 and prior to expiration of the Term, the Term will automatically be extended from the date of the Change in Control until the second anniversary thereof (the “Extended Term”). The portion of the Term, or if applicable, the Extended Term, during which you are actually employed is referred to as the “Employment Period”. Until the Effective Date and except as otherwise provided in this Letter Agreement, the terms and conditions of your employment, and any termination thereof, shall be governed by the Letter Agreement between you and the Company, dated December 2, 2005 (the “Prior Agreement”), and upon the Effective Date, such Letter Agreement (which otherwise expires by its terms on December 31, 2008) shall be of no further force and effect.

2.	Position; Duties. During the Employment Period, you will continue to be employed by the Company as its Chief Executive Officer, and the Board of Directors of the Company (the “Board”) will continue to nominate you to serve as Chairman of the Board. You will report to the Board and shall perform such duties as are consistent with your position as Chief Executive Officer. You agree to use your best efforts to perform such duties faithfully, to devote all of your working time, attention and energies to the businesses of the Company, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company. You will also be employed as the senior executive officer of such other subsidiaries as designated by the Board and approved by the board of directors of such subsidiaries without additional compensation.

3.	Base Salary. During the Employment Period, you will be entitled to an annual base salary (“Base Salary”) of $750,000, payable in accordance with the Company’s normal payroll practices. The Compensation Committee of the Board (the “Compensation Committee”) shall review your Base Salary at least annually to determine, in its discretion, whether an increase is warranted. Your Base Salary shall not be reduced after any increase and the term Base Salary as utilized in this Letter Agreement shall refer to annual Base Salary as it may be increased from time to time.

4.	Annual Bonus.

(a)	Bonus Entitlement. Commencing with the 2009 calendar year, you will be entitled to a bonus (an “Annual Bonus”) for each calendar year that ends during the Employment Period based on achievement of performance targets and such other terms and conditions established by the Compensation Committee no later than March 31 of each such year.

(b)	Timing and Form of Payment. Each Annual Bonus for a calendar year will be paid in the following calendar year, and unless administratively impracticable, no later than March 15 of such following calendar year, unless you have elected to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Sixty percent (60%) of each Annual Bonus shall be paid in cash, and 40% shall be paid in shares of common stock of the Company (“Shares”) or units representing a right to receive Shares upon vesting (“Bonus Shares”), based on a per Share value as determined in accordance with Company policy as in effect with respect to executive officers of the Company at the time the Bonus Shares are granted. The Bonus Shares shall vest and be distributed to you in three equal installments on each anniversary of the date they are awarded, subject to accelerated vesting and distribution upon certain terminations of employment as set forth in paragraph 7. Except as set forth in paragraph 7, upon your termination of employment for any reason, any Bonus Shares that have not then vested shall be forfeited to the Company for no consideration. Except as otherwise provided in this Agreement, the Bonus Shares shall be granted under, and subject to such other terms and conditions of, one of the Company’s stockholder-approved stock plans as then in effect, and such other terms and conditions as are generally applicable to similar awards made to other senior executives of the Company (including, without limitation, change in control, retirement, and other vesting terms). Notwithstanding the foregoing, if no stockholder-approved stock plans are then in effect or the Bonus Shares cannot be granted pursuant to any such plan, then in lieu of Bonus Shares, you shall receive an award that replicates the economics of the Bonus Shares, but is payable in cash on the vesting dates described above and otherwise has terms and conditions that are no less favorable than those that would generally be applicable to Bonus Shares (as described above). The Bonus Shares (or any substitute cash settled award) shall contain terms and conditions consistent with this Letter Agreement and shall be structured in a manner that is intended not to result in adverse tax consequences to you due to the application of Section 409A of the Code.

(c)

Clawback. If the Board reasonably determines, within three years following the end of the calendar year with respect to which an Annual Bonus was awarded, that all or any portion of an Annual Bonus that was paid or awarded to you was based on a calculation of the measure on which the Annual Bonus was based that is later determined to have been overstated (other than in an immaterial and insubstantial manner), the Board, may in its discretion, after taking into account all of the facts and circumstances of such over-statement (which shall include, without limitation, whether the overstatement was a result of misconduct by you, the amount and percentage of the Annual Bonus that resulted from the overstatement, the Company’s best interests in the circumstances, whether the overstatement results in the Company’s financial results becoming subject to a material negative restatement, and any other legal or other facts or circumstances the Board reasonably deems are appropriate for consideration in the exercise of its fiduciary obligations to the Company and its shareholders and fairness to you) demand that you promptly return to the Company an amount up to the amount of any such Annual Bonus attributable to such overstatement (or, to the extent elected by you, forfeit or return any portion of such Annual Bonus paid in Bonus Shares, provided that no more than 40% of the amount to be returned may be satisfied by way of a forfeiture of unvested Bonus Shares). Notwithstanding the foregoing, in the event that, during the undertaking described above, the Board cannot reasonably determine that you knew or should have reasonably known of the facts resulting in such overstatement, the amount and timing of such return obligation shall in no event exceed the sum of (i) the after-tax amount of such overpayment, plus (ii) if and when obtained or realized, any amount realized by you by virtue of any refund of income or other taxes relating to, or your ability to take a loss on a tax return for, any such returned amounts or Bonus Shares, which refund or loss-taking you agree to use reasonably best efforts to obtain or realize from the applicable tax authority as soon as reasonably practicable. If the Board reasonably determines, within three years following the end of the calendar year with respect to which an Annual Bonus was awarded, that all or any portion of an Annual Bonus that was paid or awarded to you was based on a calculation of the measure on which the Annual Bonus was based that is later determined to have been understated (other than in an immaterial and insubstantial manner), the Company shall pay to you the amount of any such Annual Bonus that otherwise would have been paid but for such understatement, less the amount of the Annual Bonus previously paid. The provisions of this paragraph 4(c) are without limitation of other rights or remedies that may exist under applicable law.

(d)	2008 Bonus. Notwithstanding anything contained herein to the contrary or the expiration of the Prior Agreement, your annual bonus in respect of the 2008 calendar year shall be determined in accordance with paragraph 4(c) of the Prior Agreement, with the cash portion thereof to be paid at such time as annual bonuses are generally paid to senior executives of the Company and, unless administratively impracticable, in no event later than March 15, 2009, unless you have elected to defer the receipt of such annual bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.

5.	Stock Awards. Pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), subject to your continued employment on the applicable date of grant, you will receive Stock Awards in the form of Restricted Stock Units (as such terms are defined in the 2006 Plan) for a total of 1.5 million Shares (collectively, the “Incentive Award”), as follows:

(a)	2008 Award. On December 31, 2008, you will be awarded Restricted Stock Units relating to the lesser of (i) 1.5 million Shares and (ii) such number of Shares as is equal to $10 million divided by the “Fair Market Value” (as defined in the 2006 Plan) of a Share on December 31, 2008 (the “2008 Award”).

(b)	2009 Award. On January 2, 2009, you will be awarded Restricted Stock Units relating to such number of Shares as is equal to 1.5 million less the number of Shares subject to the 2008 Award (the “2009 Award”).

(c)	Vesting.

(1)	The Incentive Award, as it relates to the first 500,000 Shares (the “First Tranche”), shall vest in four equal installments on December 31, 2009, 2010, 2011 and 2012, provided that no installment shall vest, and the entire First Tranche shall be forfeited, if neither the Company’s pre-tax income for calendar year 2009 nor the Company’s pre-tax income for calendar year 2010 (in each case determined based on the Company’s audited financial statements in a manner consistent with past practice, without regard to non-operating and extraordinary items) is positive.

(2)	The Incentive Award, as it relates to the second 500,000 Shares (the “Second Tranche”), shall vest when the Company’s per Share price has closed at or above $25 per share for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition is not met by December 31, 2012, the Second Tranche shall be forfeited.

(3)	The Incentive Award, as it relates to the third 500,000 Shares (the “Third Tranche”), shall vest when the Company’s per Share price has closed at or above $30 for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition is not met by December 31, 2012, the Third Tranche shall be forfeited.

(4)	Notwithstanding the provisions of Section 11.4 of the 2006 Plan to the contrary, upon a Change in Control, the First Tranche shall immediately vest, the Second Tranche shall vest only if the Change in Control Price is at least $25, and the Third Tranche shall vest only if the Change in Control Price is at least $30, provided that if the Change in Control Price is more than $25, but less than $30, such percentage of the Third Tranche shall vest as is equal to a fraction, expressed as a percentage, the numerator of which is the difference between the Change in Control Price and $25, and the denominator of which is $5. For this purpose, Change in Control Price shall mean (i) in the case of a stock-for-stock transaction (or a transaction in which Shares are exchanged for a mix of cash and stock), the higher of (x) the reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ on the date of the announcement of the transaction which results in such Change in Control or (y) the highest sales price, as so reported, during the 30-day period prior to and including the date of a Change in Control, or (ii) if the Change in Control is the result of a tender or exchange offer or an all cash Business Combination (as defined in the 2006 Plan), the highest price per Share paid in such tender or exchange offer or Business Combination. If (A) in connection with any Change in Control all or substantially all of the outstanding Shares are converted to or otherwise purchased for cash, the right to any Second Tranche and Third Tranche Shares that do not vest as a result of such Change in Control shall be forfeited and (B) in connection with any Change in Control all or substantially all of the outstanding Shares are converted to securities of another entity, any Second Tranche and/or Third Tranche Shares that do not vest as a result of such Change in Control shall remain outstanding and the number and type of Shares subject to and the performance goals with respect to such Incentive Awards shall be adjusted in accordance with Article XI of the 2006 Plan.

(5)	Notwithstanding anything contained in this Letter Agreement to the contrary, except as provided in clause (4) above, in no event shall any portion of the Incentive Award vest prior to the first anniversary of the date such portion was awarded. If your employment terminates prior to such first anniversary under circumstances pursuant to which any portion of the Incentive Award would have vested upon or prior to such termination but for the preceding sentence, you will be entitled to a cash payment equal to the Fair Market Value (as defined in the 2006 Plan and determined as of your date of termination) of the Shares underlying such portion on the date such Shares would otherwise have been delivered to you.

(6)	The provisions of this paragraph 5(c) and of paragraph 7 below shall set forth the sole circumstances pursuant to which the Incentive Award shall vest, and shall override any provision of the 2006 Plan (or any successor plan) to the contrary, including any provision that provides for vesting upon retirement or any prior agreement between you and the Company, including any agreement related to vesting upon death or disability.

(d)	Termination of Employment. Notwithstanding anything contained herein to the contrary:

(1)	Upon your termination of employment for any reason, the Second Tranche and the Third Tranche, to the extent not yet vested shall be forfeited, and, except as set forth in paragraph 7, the unvested portion of the First Tranche shall be forfeited as well.

(2)	Upon a termination of your employment for Cause, any right to Shares not yet delivered shall be forfeited.

(e)	Delivery of Shares; Withholding Taxes; Transfer Restrictions. Subject to the terms of the 2006 Plan, upon or as soon as practicable after vesting of any portion of the Incentive Award, the number of Shares that vest shall be delivered to you; provided that any installment of the First Tranche that has vested based on satisfaction of the time vesting and performance vesting conditions set forth above shall be delivered as soon as practicable after the determination of vesting, but in no event later than March 15 of the calendar year following the calendar year in which the vesting conditions are satisfied. The withholding tax obligation arising by reason of such delivery shall be satisfied either through an immediate resale of a sufficient number of Shares to be delivered, or, at your election (subject to the consent of the Company, which consent shall not be unreasonably withheld), the withholding of a sufficient number of Shares from those otherwise deliverable. You agree that you will not sell, pledge, encumber or otherwise transfer 80% of the aggregate number of vested Shares originally subject to the Incentive Award that remain after satisfaction of the tax withholding obligation (the “Remaining Shares”) until the earliest of (w) a Change in Control, (x) December 31, 2012, (y) except to the extent clause (z) applies, termination of your employment for any reason, and (z) as to one-half of the Remaining Shares, the date that is six months following termination of employment where such termination is by you other than for Good Reason or is by the Company for Cause. For purposes of determining the Remaining Shares, the Excess Shares (as defined below) to the extent vested, shall be considered as held by you and shall count toward satisfaction of the 80% standard. Notwithstanding anything contained in this Letter Agreement to the contrary, to the extent the grant date Fair Market Value of the Shares subject to the 2009 Award on January 2, 2009 exceeds $10 million, Shares having a Fair Market Value (determined on January 2, 2009) equal to such excess (the “Excess Shares”), once vested, shall be delivered on the earliest to occur of (i) the date that is six months following termination of your employment for any reason (other than due to your death), (ii) your death (whether or not your employment had previously terminated) and (iii) the occurrence of a Change in Control that is also a “change in control event” within the meaning of Section 409A of the Code. The Excess Shares shall first be attributable to the Third Tranche, then the Second Tranche and then the First Tranche.

(f)	Adjustments. The number of Shares subject to the awards made pursuant to this paragraph 5, and the Share price targets set forth paragraph 5(c) shall be subject to adjustment as provided in Article XI of the 2006 Plan, and if an event described in Article XI occurs prior to the grant of either the 2008 Award or 2009 Award, adjustments will be made as if such awards were outstanding, to be effective upon grant of the awards.

6.	Benefits. During the Employment Period, you will be entitled to such retirement benefits (except as to the Incentive Award and any equity-based awards granted prior to the Effective Date or in respect of periods that commenced prior to the Effective Date, including your calendar-year 2008 Annual Bonus), fringe benefits and insurance coverages that are no less favorable than those made generally available to other senior executives of the Company. Without limiting the foregoing, during the Employment Period you shall be entitled to a car and driver for your daily commute between your home and the office plus a tax gross-up attributable thereto, a Company-paid gym membership, and reimbursement of your annual dues for membership at Liberty National Golf Club.

7.	Termination of Employment.

(a)

Generally. Notwithstanding the Term, or, if applicable, the Extended Term, you will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. Upon any such termination or resignation, you will be entitled to (i) a lump sum cash payment within 30 days of your date of termination equal to the sum of (x) any accrued but unpaid Base Salary, (y) any accrued vacation pay through your date of termination, and (z) reimbursement of any business expenses submitted in accordance with Company policy, (ii) to the extent not theretofore paid or provided, amounts or benefits required to be paid or provided or which you are eligible to receive under the terms of any benefit plan referred to in paragraph 6 above, and (iii) to the extent and in the manner and time payable pursuant to paragraph 5(e), the Excess Shares (collectively, the “Accrued Obligations”).

(b)	Termination without Cause; Resignation for Good Reason. If, prior to the expiration of the Term (or, if applicable, the Extended Term), the Company terminates your employment other than for Cause or other than by reason of your death or Disability, or you resign for Good Reason, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to the following payments and benefits:

(i) the Accrued Obligations;

(ii) vesting (and if applicable, delivery) of the Shares underlying any unvested Bonus Share award (including with respect to awards granted in respect of annual bonuses for periods that commenced prior to the Effective Date, including your calendar-year 2008 Bonus Share award) and vesting and exercisability of any stock options granted to you in respect of any annual bonus award in respect of a period commencing prior to the Effective Date, 100% of which shall vest and, if applicable, become immediately exercisable or be delivered within 15 days following the Release Date (as defined below) (the “Vesting Bonus Shares”);

(iii) vesting (and, if applicable, exercisability or delivery) of (A) the unvested portion of the First Tranche, 50% of which shall vest and be delivered within 15 days following the Release Date (such 50%, the “Initial Vesting First Tranche”), and 50% of which shall vest and be delivered on the earlier of the date that is six months following such termination or March 15 of the year following the year of such termination (provided that such vesting and delivery shall be conditional upon, and in no event occur until, a determination that the performance criteria relating to pre-tax income as set forth in paragraph 5(c) has been satisfied) (such 50%, the “Delayed Vesting First Tranche”), and (B) any time-based vesting awards that have been granted to you in respect of periods commencing before the Effective Date (other than any Bonus Share awards), 50% of which shall vest (and, if applicable, become exercisable or be delivered) within 15 days following the Release Date (such 50%, the “Initial Vesting Time-Based Awards”) and 50% of which shall vest (and, if applicable become exercisable or be delivered) on the earlier of the date that is six months following such termination or March 15 of the year following the year of such termination (such 50% the “Delayed Vesting Time-Based Awards”);

(iv) a cash payment equal to $5 million, 50% of which is payable within 15 days following the Release Date (such 50%, the “Initial Cash Payment” and together with the Initial Vesting First Tranche and the Initial Vesting Time Based Awards, the “Initial Awards and Payments”), and 50% of which is payable on the earlier of the date that is six months following such termination or March 15 of the year following the year of such termination (such 50%, the “Delayed Cash Payment” and together with the Delayed Vesting First Tranche and the Delayed Vesting Time-Based Awards, the “Delayed Awards and Payments”);

(v) payment of the Annual Bonus in respect of the year in which such termination occurs at the time such Annual Bonus would otherwise have been paid had your employment not terminated (determined based on actual performance consistent with this Letter Agreement), provided that the amount shall be prorated to reflect the portion of the year that you were actually employed and shall be paid all in cash (the “Pro-Rata Bonus”);

(vi) to the extent not already paid, payment of the Annual Bonus (to the extent not determined prior to the date of termination, determined based on actual performance consistent with this Letter Agreement) in respect of the year immediately prior to the year in which such termination occurs at the time such Annual Bonus would otherwise have been paid had your employment not terminated, provided that the amount shall be paid all in cash (the “Prior Year Bonus”); and

(vii) payment of your premiums for continued health coverage under “COBRA” during the one year period following termination of your employment (the “Benefits Continuation Period”), provided and to the extent that you are eligible for and timely and properly elect to receive such COBRA coverage, provided further that in the event you cease COBRA coverage, the Company shall not be obligated to pay you any future installments of the Health Payment (as defined below). The Company shall pay you in advance an amount equal to three times the monthly premium amount payable by you for such COBRA coverage (the “Health Payment”), no later than the first date of the month following your date of termination and on the first business day of each of the third, sixth and ninth months thereafter. The Health Payments are intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B). The Benefits Continuation Period shall be concurrent with and applied toward any coverage period required under COBRA.

Your right to the vesting/delivery and payments in respect of the Vesting Bonus Shares, the Initial Awards and Payments, the Delayed Awards and Payments, the Pro-Rata Bonus, and the Health Payments shall be conditional upon your execution of a release of all claims against the Company and its affiliates and representatives in the form attached as Exhibit A which shall be delivered to the Company within 21 days following your termination, and no such vesting/delivery or payments shall be made until the lapse of any period during which you may revoke the release (the date of which such release becomes irrevocable, the “Release Date”). Your right to the vesting/delivery and payments in respect of the Delayed Awards and Payments shall be conditional upon, during the six month period following termination of your employment, your not, directly or indirectly (including on behalf of another person), hiring or attempting to hire any person who is or was employed by the Company or its affiliates at any time after the date that is six months prior to the date of termination of your employment, or otherwise induce any such person to terminate his or her employment with the Company or its affiliates, and if you fail to abide by this covenant, you will forfeit your entitlement to the vesting/delivery or payment in respect of the Delayed Awards and Payments, and shall immediately return to the Company any Shares already delivered or payments already made in respect of the Vesting Bonus Shares, the Initial Awards and Payments and the Pro-Rata Bonus.

(c)	Death; Disability. If, prior to the expiration of the Term (or, if applicable, the Extended Term), your employment terminates (i) by reason of your death or (ii) by the Company on account of your Disability, this Agreement shall terminate without further obligations to you, other than for (A) the Accrued Obligations, (B) the payment or provision of the Pro-Rata Bonus and the Prior Year Bonus at the times set forth in paragraph 7(b) above, and (C) vesting (and, if applicable, delivery), within 15 days following your termination of employment, of the unvested portion of any time-based vesting awards that have been granted to you in respect of periods commencing on, prior to or after the Effective Date, including without limitation the Bonus Shares and the First Tranche to the extent the pre-tax income goal has been achieved.

(d)	For Cause; Without Good Reason. If, prior to the expiration of the Term (or, if applicable, the Extended Term), your employment terminates (i) by you without Good Reason or (ii) by the Company for Cause, this Agreement shall terminate without any further obligations to you, other than for the Accrued Obligations.

(e)	No Mitigation; Offset. The amount of the severance payments provided in this Agreement shall not be subject to a duty to mitigate and shall not be offset by the amount of compensation that you receive from another employer, whether as a director, employee or consultant.

(f)	Definitions. For purposes of this Letter Agreement, the following terms shall have the meanings set forth below:

(1)	“Cause” means a finding by the Board, approved, in writing, by a majority of its independent members at a meeting of the Board called and held for such purpose after reasonable notice has been provided to you and you have, together with counsel, had an opportunity to be heard before the Board, that (i) you committed any act of willful misconduct, including fraud, in connection with your employment with the Company, which is materially and demonstrably injurious to the Company; (ii) you materially breached any material provision of this Letter Agreement, which breach has not been cured within 30 days after you have received written notice of such breach; (iii) you failed, refused or neglected (other than by reason of a physical or mental impairment) to timely perform any material duty or obligation under this Letter Agreement that has not been cured within 30 days after you have received written notice thereof or to comply with any lawful directive of the Board; (iv) you are convicted of or plead guilty or nolo contendere to the commission of a felony or a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, in each case related to your employment with the Company or its affiliates; (v) you are expelled or subject to an order permanently or temporarily (more than 90 days) enjoining you (in each case after you have exhausted all appeals or have admitted to such finding by consent) from the securities, investment management or investment banking business or from acting in the capacity contemplated by this Letter Agreement by the Securities and Exchange Commission, the FINRA, any national securities exchange or any self-regulatory agency or governmental authority, unless such expulsion or permanent injunction is due to your engagement in conduct with the recorded authorization of the Board or in good faith, reasonable reliance on the advice of the Company’s counsel; (vi) you violate any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or its affiliates or any material general policy of the Company or its affiliates communicated in writing to you; or (vii) you fail to obtain or maintain any registration, license or other authorization or approval that is required to enable you to perform your duties hereunder, which failure has not been cured within a reasonable period after you have received written notice thereof.

(2)	“Change in Control” shall have the meaning set forth in Section 11.4 of the 2006 Plan, provided that for purposes of determining vesting of the Second Tranche or Third Tranche pursuant to paragraph 5(c)(4), “twenty percent (20%)” in Section 11.4(i) of the Plan shall be deemed replaced by “forty percent (40%)”.

(3)	“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days.

(4)	“Good Reason” means the occurrence of any of the following without your written consent: (i) the assignment to you of duties materially inconsistent with your position (including status and reporting requirements), authority, duties or responsibilities as contemplated by this Letter Agreement, or a material diminution in such position, authority, duties or responsibilities; (ii) a material diminution in the authorities, duties or responsibilities of the person to whom you are required to report, including a requirement that you report to an officer or employee instead of reporting directly to the Board; (iii) the Company’s requiring you to be based at any office or location resulting in a material increase in your commute to and from your primary residence on the date hereof (for this purpose an increase in your one-way commute by 30 miles or more shall be deemed material); or (iv) any other action or inaction that constitutes a material breach by the Company of this Letter Agreement or the performance targets and other terms or conditions established by the Compensation Committee with respect to the Annual Bonus. You must provide written notice to the Company of the existence of any condition described above within 90 days of the initial existence of the condition. Upon receipt of such notice, the Company shall have a period of 30 days during which it may remedy the condition (the “Cure Period”). Notwithstanding any other provision herein, termination shall not constitute termination for Good Reason unless such termination occurs within 60 days following the last day of the Cure Period.

8.	Confidential Information. You acknowledge and agree that confidential information, obtained by you while employed by the Company or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

9.	Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

10.	Indemnification.

(a)

The Company will indemnify and hold you harmless from and against any and all liabilities, suits, claims, actions, causes of actions, debts and expenses (including attorneys fees) arising from and in connection with your employment by the Company and in the performance of your duties for the Company to the maximum extent permitted under the laws of Delaware, subject to the by-laws of the Company and, in any event, on a basis that is no less favorable than provided for other directors or officers of the Company. Such indemnification shall not apply to any such liabilities, suits, claims, actions, causes of actions, debts or expenses resulting from any action by you constituting gross negligence, fraud or criminal conduct. You shall also be covered by director and officer liability insurance as is maintained for other directors and officers of the Company.

(b)	The Company will also indemnify you and hold you harmless, on an after-tax basis (including income, employment and excise taxes), for any excise tax imposed by Section 4999 of the Code and any interest or penalties you may incur with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”) in respect of any “change in ownership or effective control or a change in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 280G of the Code, provided that (i) if the Company determines that the Excise Tax can be avoided by a reduction in amounts payable to you that constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (without regard to clause (A)(ii) thereof) by no more than 10%, then such payments shall be so reduced, (ii) the Company, at its cost, may, on your behalf, challenge any assessment or imposition of any Excise Tax, and you will reasonably assist and cooperate with the Company, at the Company’s expense, with respect to any such challenge, (iii) should you receive a refund of any Excise Tax previously paid, you shall repay to the Company the portion of any payment made by the Company to you in respect of the Excise Tax so refunded, and (iv) with respect to the applicability of the Excise Tax, you shall take a position consistent with that of the Company at all times. In the event that any amounts payable to you are reduced pursuant to clause (i) above, the amounts payable shall be reduced such that the economic loss to you as a result of such reduction is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and (x) the Health Payment shall first be reduced and (y) thereafter where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any payments or benefits distributable to you pursuant to this paragraph 10(b) with respect to the Excise Tax shall be made by the end of the calendar year following the calendar year in which the applicable taxes are remitted. Any expense reimbursements payable to you pursuant to this paragraph 10(b) with respect to a tax audit or litigation addressing the existence or amount of a tax liability shall be paid by the end of the calendar year following the calendar year in which the applicable taxes are remitted, or where as a result of such audit or litigation, no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

11.	Key Man Insurance. While you are employed by the Company, the Company may at any time effect insurance on your life and/or health in such amounts and in such form as the Company may in its sole discretion decide. You will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

12.	Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the vesting, exercise or settlement of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such vesting, settlement or exercise, which, subject to the consent of the Company (which consent may not be unreasonably withheld), may be satisfied at your instruction through the withholding of Shares that would otherwise be delivered to you upon the vesting, settlement or exercise of any such award.

13.	Governing Law. The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey, except as to stock-based awards under any stockholder-approved stock plan, where the governing law provisions contained in such plans shall control.

14.	Waiver. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

15.	Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any successor to its business.

16.	Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving your employment or this Letter Agreement, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, The Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, and any other federal, state or local laws, rules or regulations, will be resolved by binding arbitration before the American Arbitration Association, the Financial Industry Regulatory Authority (FINRA), JAMS/Endispute, or any other similar association mutually agreed to by the Company and you. Any such arbitration shall be held in New York City. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be borne by the Company if you prevail, in whole or in part. Each party shall bear its own witness expenses and attorneys’ fees, provided that if you prevail on any material issue (as determined by the arbitrators), the Company shall reimburse you for attorney’s fees incurred in connection with such claim.

17.	Section 409A.

(a)

This Letter Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments, rights and benefits may only be made or satisfied under this Letter Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits under this Letter Agreement are intended to be exempt from Section 409A under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Letter Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion under Section 409A for certain short-term deferral amounts.

Notwithstanding anything in this Letter Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A, (i) if payment of any amounts under this Letter Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts and interest on such amounts (calculated based on the Applicable Federal Rate in effect on the date of termination) shall be paid in a lump sum payment within ten days after the end of the six-month period and (ii) in the event any equity compensation awards held by you that vest upon termination of your employment constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the delivery of Shares or cash (as applicable) in settlement of such awards shall be made on the earliest permissible payment date (including the date that is six months after separation from service pursuant to Section 409A) or event under Section 409A on which the Shares or cash would otherwise be delivered or paid. If you die during the postponement period prior to the payment of any amounts or benefits or delivery of Shares, the amounts and entitlements delayed on account of Section 409A shall be paid or provided to the personal representative of your estate within 60 days after the date of your death.

(b)	All payments to be made upon a termination of employment under this Letter Agreement may only be made upon a “separation from service” under Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. Any payments and/or equity awards which constitute nonqualified deferred compensation under Section 409A which are payable upon a Change in Control shall only be paid upon transactions or events which give rise to a “change in ownership or effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code, and the rulings and regulations issued thereunder, and in the event such transactions or events do not give rise to a “change in ownership or effective control” or a change in the “ownership of a substantial portion of the assets” of the Company, such amounts shall become vested and nonforfeitable but shall be distributed on the otherwise applicable distribution date or event. All reimbursements and in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Any tax gross-up payments payable under this Letter Agreement shall be paid no later than the date on which the taxes on the underlying income or imputed income are due to the applicable tax authority, and in any event prior to the end of the calendar year next following the calendar year in which the applicable taxes (and any income or other related taxes or interest or penalties thereon) are remitted to the applicable taxing authority.

18.	Survival. The expiration of the Term, or if applicable, the Extended Term, will not destroy or diminish the binding force and effect of any of the provisions of this Letter Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration (including, without limitation, paragraphs 4(c), 7, 8, 9, 10, 13, 15 and 16).

19.

Entire Agreement; No Conflicts. Upon the Effective Date, this Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof (other than any award or other agreements that are entered into by and between the Company and you that pertain to the subject matters of this Letter Agreement, provided that you acknowledge that you shall not be entitled to receive the additional stock option award (unrelated to those that may have been granted as part of your 2007 annual bonus) pursuant to the letter to you from the Compensation Committee dated March 30, 2007). You represent and warrant to the Company that your performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

20.	Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

*    *    *    *

Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.

Sincerely yours,

KNIGHT CAPITAL GROUP, INC.

By:	/S/ WILLIAM L. BOLSTER

AGREED TO AND ACCEPTED BY:

/S/ THOMAS JOYCE

Thomas Joyce

Exhibit A

RELEASE

I, Thomas Joyce, the undersigned, agree to accept the compensation, payments, benefits and other consideration provided for in paragraph 7(b) of the employment letter agreement between me and Knight Capital Group, Inc. (the “Company”) dated March 31, 2009 (the “Letter Agreement”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and the Releasees from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date I execute this Release (“Claims”), including, without limitation, any and all claims arising out of or relating to my employment, compensation and benefits with the Company and/or the termination thereof, my status as a stockholder of the Company, and any and all contract claims, benefit claims, tort claims, fraud claims, claims under any employment agreement (and any predecessor agreement), commission claims, defamation claims, disparagement claims, or other personal injury claims, claims related to any bonus compensation, claims for accrued vacation pay, claims for wrongful discharge of any type, including, but not limited to, in violation of public policy, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. 1981), THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE NEW JERSEY LAW AGAINST DISCRIMINATION, THE SARBANES-OXLEY ACT OF 2002, THE NEW JERSEY WAGE PAYMENT ACT, THE NEW JERSEY FAMILY LEAVE ACT, THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT; and all other federal, state or local fair employment practices statutes, ordinances, regulations or constitutional provisions; provided, however, that nothing in this waiver and release shall affect, and this waiver and release expressly excludes any Claim relating to: (i) my rights under paragraph 7(b) of the Letter Agreement, (ii) my rights to tax gross-ups under paragraphs 6 and 10(b) of the Letter Agreement, (iii) any indemnification obligations to me under the Company’s by-laws, certificate of incorporation, Delaware law or by agreement, including as set forth in paragraph 10 of the Letter Agreement, (iv) my rights under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, in each case to the extent not otherwise addressed in paragraph 7(b) of the Letter Agreement, all of which shall remain in effect in accordance with their terms, (v) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies, and (vi) on facts or circumstances arising after the date hereof.

To the fullest extent permitted by law, I represent and affirm that: (i) I have not filed or caused to be filed on my behalf any claim for relief against the Company before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, and, to the best of my knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company on my behalf, whether in my name or on my behalf as part of a class, collective or representative action; and (ii) I have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, agent or other representative of the Company, to any member of Knight’s legal or compliance departments, or to the Company’s Ethics Committee, and have no knowledge of any such improper, unethical or illegal conduct or activities.

For the purpose of implementing a full and complete release and discharge of claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the claims described in the first paragraph above, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such claims, including claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this Release.

For purposes of this Release, the terms “the Company and the Releasees” and “the Company or the Releasees”, include the Company, Knight Equity Markets, L.P., and any past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and be enforceable by all such entities and individuals and their successors and assigns.

I release all claims for events or omissions occurring prior to the date of this Release, except that nothing in this Release shall be construed to prevent me from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”). However, by signing this Release, I waive the right to recover any monetary damages or attorneys’ fees from the Company in any claim or lawsuit brought by or through the EEOC.

I understand that I have a period of up to 21 days from my receipt of this Release to review and consider this Release. I further understand that once I have signed this Release, I may revoke it at any time during the 7 days following its execution by delivering a written notice of revocation to the Company, attention General Counsel. I further understand that if I fail to execute and return this Release to the Company, attention General Counsel, prior to the expiration of such 21 day period, or revoke my execution of the Release during such 7 day period, I will not be entitled to the compensation, payments, benefits and other consideration provided for in paragraph 7(b) of the Letter Agreement (other than the “Accrued Obligations”, as defined therein).

I ACKNOWLEDGE THAT I HAVE READ THIS

RELEASE AND I UNDERSTAND

AND ACCEPT ITS TERMS

Thomas Joyce	Date

Sworn to before me this
day of , 20

Notary Public